Exhibit 99.1

NEWS RELEASE

Dayton, OH

October 24, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 24, 2003

MTCT Acquires Vitronics, Inc.

Dayton, Ohio, October 24, 2003—MTC Technologies, Inc., (NASDAQ: MTCT), Dayton, OH—a significant provider of engineering and technical support services to the Department of Defense, announced that the company and its wholly-owned subsidiary, Modern Technologies Corp. (MTC), have signed a stock purchase agreement to acquire Vitronics Inc., effective October 24, 2003.

Headquartered in Eatontown, New Jersey and founded in 1982, Vitronics is a privately-held company with approximately $16 million in annual revenue and over 90 employees. All of Vitronics’ work is in the defense industry where its main focus has been supporting the United States Army. The company specializes in research and development, systems engineering, information technology, software development, and system integration services. Vitronics’ primary operating location is Ft. Monmouth, New Jersey, supporting customers such as the Army’s Communications Electronics Command (CECOM) and the Defense Advanced Research Projects Agency (DARPA).

The acquisition is another step in MTCT’s on-going strategy to acquire complementary businesses to reach new customers and increase its technical footprint. This acquisition was sought out to enable MTCT to expand its support to the U.S. Army and, in particular, to CECOM and DARPA. Coming close on the heels of MTCT’s recent purchase of International Consultants, Inc. (ICI), MTCT continues to strategically broaden its footprint as a direct provider of engineering, IT, technical, and other professional services to the Army. The combined capabilities of MTCT, Vitronics, and ICI will provide a new platform for growth with Army customers and programs that MTCT has not historically supported.

David S. Gutridge, MTCT Chief Executive Officer, stated, “This acquisition strengthens the foundation for our Land Forces Group by providing exceptional engineering, information technology, and other technical capabilities. Vitronics has an enticing variety of Army engineering support capabilities and a reputation for quality customer service, with about 45% of their business coming from IT services and about 55% coming from engineering services, including rapid prototyping. The MTCT family is pleased to welcome Vitronics’ employees into our fold, and we look forward to working with them to bring added value to our customers and our stockholders. We expect Vitronics to be immediately accretive to earnings and we will discuss the magnitude of that accretion later this month.”

Vitronics will become an integral part of MTCT’s Land Forces Group, reporting to John Longhouser, Senior Vice President for Land Forces and Strategic Planning. Commenting on the acquisition, Mr. Longhouser noted, “Vitronics’ technologies and intellectual capabilities are directly aligned with DoD’s investment in information dominance as a combat multiplier. The Chief of Staff of the Army is currently focusing in areas where Vitronics has already established a presence. Combining the capabilities of Vitronics with those we gained with the purchase of ICI creates a cradle to grave market presence and a major addition to the existing MTCT Land Forces business base. This puts MTCT in a strong strategic business position to aggressively pursue future Land Forces work.”

Commenting on the sale, Mr. Michael Cinque, President and CEO of Vitronics, stated, “We are excited about joining the MTCT family. We feel that our quickest path to business expansion is to join a larger company that can leverage our capabilities and technical excellence; and, MTCT is an ideal fit for our customers and our employees. MTCT has a strong industry reputation and is highly regarded by U.S. Army customers. Melding our customer base and technical capabilities with those of MTCT, creates a dynamic presence in the Army market place.”

The initial purchase price for 100% of the common stock of Vitronics is $8.75 million, to be paid in cash at Closing which is anticipated to be November 7, 2003. Vitronics’ shareholders may receive additional cash payments through 2005 if certain operating goals are achieved. If all contingent amounts are earned, the total acquisition price could reach $9.5 million.

MTCT, through its wholly owned subsidiaries, provides engineering, technical, and management services to the Federal Government and, prior to the acquisition of Vitronics, employs over 1,400 people in more than 20 locations. MTCT was founded in 1984 and is headquartered in Dayton, Ohio. MTCT is a Nasdaq listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST contract, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; customers canceling, delaying, or deferring delivery of orders; customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release could cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTCT, visit the website at www.mtctechnologies.com.

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
David Gutridge	Analyst Inquiries
Chief Executive Officer	Lisa Fortuna
937/252-9199	312/640-6779
david.gutridge@mtctechnologies.com	lfortuna@webershandwick.com